UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 16, 2005

General Cable Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-12983	06-1398235
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Tesseneer Drive, Highland Heights, Kentucky		41076-9753
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	859-572-8000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01. Other Events.

Today, General Cable filed a Form 12b-25 in which we disclosed that the Company did not file an annual report on Form 10-K for the year ended December 31, 2004, because an unexpected significant amount of time and effort of our financial reporting personnel has been devoted to the evaluation and assessment of our internal control over financial reporting as of December 31, 2004. We expect to file our report on Form 10-K by the end of March within the time permitted by the Securities and Exchange Commission ("SEC"). The Company also disclosed in the Form 12b-25 filing that it will be making a change to its reported results for the year ended December 31, 2004 to reflect the resolution of loss contingencies as the result of a settlement of a tax audit in the first quarter of 2005. The Company's fully diluted earnings per share will increase from $0.24 as reported in its February 1, 2005 press release to $0.75 per share as a result of the audit settlement.

During the course of 2004 and to date in 2005, the Company has been engaged in a substantial effort to complete documentation and testing of our internal control over financial reporting to permit us to make an assessment of the effectiveness of those controls as of December 31, 2004, as required by Section 404 of the Sarbanes-Oxley Act and rules of the SEC. In connection with its evaluation and testing activities regarding internal control over financial reporting, the Company has concluded that control deficiencies in its internal control over financial reporting as of December 31, 2004 constitute material weaknesses within the meaning of the Public Company Accounting Oversight Board’s Auditing Standard No. 2.

The material weaknesses, which have been identified and reported to the Company's Audit Committee, relate to the following:

• Control environment weaknesses, including segregation of duties with respect to both its manual and computer based business processes and sufficiency of personnel with appropriate qualifications and training in certain key accounting roles in order to complete and document the monthly and quarterly financial closing processes.

• Control procedures over inventory shipping and recognition of revenue in the proper accounting period.

• Control procedures over receiving transactions and the recording of non-purchase order based accounts payable transactions in the proper accounting period.

• Controls over the liability estimation and accrual process.

• Controls over finished goods inventory on consignment at customer locations.

• The design and effectiveness of internal controls over accounting for fixed assets, including returnable shipping reels.

• Design of controls relating to purchasing procedures at Company headquarters and the maintenance of vendor master file.

Management, with oversight from the Audit Committee, has been addressing all of these issues aggressively and is committed to effectively remediating known weaknesses as expeditiously as possible. Although our remediation efforts are well underway, control weaknesses will not be considered remediated until new internal controls over financial reporting are implemented and operational for a period of time and are tested, and management and its independent registered public accounting firm conclude that these controls are operating effectively.

Management will disclose material weaknesses in internal control over financial reporting in its report under Section 404 of the Sarbanes-Oxley Act that will be included in its 2004 annual report on Form 10-K and indicate that such controls were not effective as of December 31, 2004. Also, if any other material weaknesses were to be identified between the date of this Form 8-K filing and the filing of the Section 404 report, they would be disclosed in the Company's Section 404 report. The Company expects that its independent registered public accounting firm will issue an adverse opinion on the effectiveness of the Company's internal control over financial reporting. However, the Company does not expect that its financial results for the year ended December 31, 2004, as publicly announced in its press release of February 1, 2005, or for any prior years, will be changed, with the exception of the tax settlement adjustment described above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Cable Corporation

March 16, 2005	By:	Robert J. Siverd

Name: Robert J. Siverd
Title: Executive Vice President, General Counsel